846 Putnam Michigan Tax Exempt Income Fund Attachement
11/30/08 Semi Annual


New accounting pronouncement

In March 2008, Statement of Financial Accounting
Standards No. 161, Disclosures about Derivative
Instruments and Hedging Activities (SFAS 161) an amendment of FASB Statement No. 133, was issued and is effective for fiscal years beginning after November 15, 2008. SFAS 161 requires enhanced disclosures about how and why an entity uses derivative instruments and how derivative instruments affect an entitys financial position. Putnam Management is currently evaluating the impact the adoption of SFAS 161 will have on the funds financial statement disclosures.